The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, Pricing Supplement dated August 11, 2006

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 95 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated January 25, 2006	Dated , 2006
Rule 424(b)(2)

MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes Due 2016

     Beginning September 1, 2008, we have the right to call all of these notes on any interest payment date and pay to you 100% of the par value of the notes plus accrued and unpaid interest to but excluding the date of such redemption. If we decide to call the notes, we will give you notice at least 15 calendar days before the call date specified in the notice.

      We describe the basic features of these notes in the sections of the accompanying prospectus called “Description of Debt Securities – Description of Fixed Rate Debt Securities” and prospectus supplement called “Description of Notes,” subject to and as modified by the provisions described below.

     We may increase the principal amount prior to the original issue date, but we are not obligated to do so.

Principal amount:	$	Interest payment
Maturity date:	September 1, 2016	period:	Semi-annually
Settlement date		Interest rate:	6.00%
(original issue date):	September 1, 2006	Book-entry note or
Interest accrual date:	September 1, 2006	certificated note:	Book-entry note
Issue price:	100%	Senior note or
Underwriter’s		subordinated note:	Senior note
discounts and		Calculation agent:	JPMorgan Chase Bank, N.A.
commissions:	%	Denominations:	$1,000 and integral multiples
Proceeds to company:	%		thereof
Redemption percentage		Specified currency:	U.S. dollars
at maturity:	100%	Business day:	New York
Redemption dates:	September 1, 2008 and any interest	CUSIP:	61745ETZ4
	payment date thereafter	Other provisions:	None
Redemption percentage
at redemption date:	100%
Interest payment dates:	Each September 1 and March 1,
beginning March 1, 2007;
provided that if any such day is not
a business day, that interest
payment will be made on the next
succeeding business day; provided
further that no adjustment will be
made to any interest payment
made on any succeeding business
day.

     Terms not defined above have the meanings given to such terms in the accompanying prospectus and prospectus supplement.

MORGAN STANLEY

Supplemental Information Concerning Plan of Distribution

     We expect to deliver the Notes against payment therefor in New York, New York on September 1, 2006, which will be the           scheduled Business Day following the date of this pricing supplement and of the pricing of the Notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or on or prior to the third Business Day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.